UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.

1-32853	DUKE ENERGY CORPORATION	20-2777218
(a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-3853

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.01.  Other Events.

On October 7, 2013, Duke Energy Corporation (the “Corporation”), through a wholly-owned subsidiary, together with Alinda Telecom Investor I, L.P. and Alinda Telecom Investor II, L.P. announced an agreement to sell 100% of their respective ownership interests in DukeNet Communications Holdings, LLC (“DukeNet”), a regional fiber optic network company, to Time Warner Cable Inc. for total consideration of $600 million.

Following the repayment of existing DukeNet indebtedness at closing, estimated transaction expenses and other purchase price adjustments, the Corporation’s estimated cash proceeds from the sale of its 50% ownership interest in DukeNet will total approximately $210 million.  Upon closing, the transaction is expected to result in a gain that the Corporation will treat as a special item, and will exclude from its adjusted diluted earnings per share.  The transaction is expected to close in the first quarter of 2014, subject to customary closing conditions, including receipt of required regulatory approvals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: October 7, 2013	By:	/s/ Julia S. Janson
Executive Vice President, Chief Legal
Officer and Corporate Secretary